                                                                 Exhibit (a)(45)

                               JOHN HANCOCK TRUST

                          Establishment and Designation
                          Of Additional Class of Shares

     The undersigned, being a majority of the Trustees of John Hancock Trust (the "Trust"), acting pursuant to Section 4.1(b) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby establish and designate a new third class of shares for the following series of the Trust (each, a "Portfolio"):

American Asset Allocation Trust,
American Blue Chip Income and Growth Trust,
American Bond Trust,
American Global Growth Trust,
American Global Small Capitalization Trust,
American Growth Trust,
American Growth-Income Trust,
American High-Income Bond Trust,
American International Trust and
American New World Trust

1. Each Portfolio presently issues two classes of shares, one of which is designated "Series I" shares of beneficial interest and the other of which is designated "Series II" shares of beneficial interest.

2. The new third class of shares for each Portfolio is designated "Series III" shares of beneficial interest.

3. Series III shares of beneficial interest shall be entitled to all the rights and preferences accorded Shares under the Declaration of Trust.

4. The rights and preferences of Series III shares of beneficial interest shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the Trust's Multiclass Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as such plan may be amended from time to time.

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this ___ day of _________, 2007.


-------------------------------------   ----------------------------------------
Charles L. Bardelis                     James R. Boyle


-------------------------------------   ----------------------------------------
Peter S. Burgess                        Elizabeth Cook


-------------------------------------   ----------------------------------------
Hassell H. McClellan                    James M. Oates


-------------------------------------
F. David Rolwing

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.